Exhibit 99.1

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE	Contact:	Robert C. White, CEO
December 5, 2008		(919) 556-5146

Wake Forest Bancshares, Inc.
Announces Plan to Deregister with the SEC

Wake Forest, North Carolina. Wake Forest Bancshares, Inc. (OTC Electronic Bulletin Board: WAKE.OB) (the “Company”) parent company of Wake Forest Federal Savings and Loan Association, announced today that its Board of Directors has approved a plan to deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended, and, therefore, to suspend its reporting obligations with the Securities and Exchange Commission (the “SEC”). The deregistration will be accomplished through filing a Form 15 with the SEC on December 5, 2008. Because the Company currently has fewer than 300 stockholders of record of its common stock, it is eligible to deregister its common stock. Upon filing of the Form 15, the Company’s obligation to file certain reports and forms with the SEC, including Forms 10-KSB, 10-QSB and 8-K, will immediately cease.

The Company anticipates that its shares will continue to be traded on the OTC Electronic Bulletin Board under the symbol “WAKE.OB”. Although the Company will not file reports and forms with the SEC, it intends to provide quarterly and annual financial information regarding the Company’s performance to its shareholders on its website as well as in press releases.

Robert C. White, CEO, stated, “The Board and Management had carefully and extensively considered the Company’s long term goals and its current operating environment. We estimate that the anticipated cost savings resulting from the elimination of these reporting obligations, including the incremental cost of compliance with Section 404 of the Sarbanes Oxley Act of 2002, will be financially significant. We believe that the Sarbanes Oxley legislation does not provide any discernable benefit to the Company because as a savings and loan holding company and a financial institution, we are already highly regulated and frequently examined by our banking regulators and independent auditors. We believe the Company and our stockholders are much better served by applying our financial and management resources to creating value for our stockholders and serving our customers and the communities where we operate.”

Wake Forest Bancshares, Inc. has 1,157,510 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.

This release contains forward-looking statements as well as historical information. Statements of goals and strategies and words such as “plan”, “believe”, “anticipate”, “expect”, “objectives”, “forecast”, and “predict” and other similar words are intended to identify forward-looking statements. These forward-looking statements are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and involve risks, uncertainties and other factors that may cause the Company’s actual results, performance, or financial condition to be materially different from any results, performance, or financial condition suggested by the statements in this release. The Company undertakes no obligation to update any forward-looking statements except as required by law.